EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Beckman Coulter, Inc.:

We consent to the use of our audit reports dated February 28, 2008, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein. Our audit report on the 2007 consolidated financial statements refers to changes in the Company’s accounting for share-based compensation and defined benefit pension and other postretirement plans and the Company’s method of quantifying errors in 2006.

We also consent to the use of our audit report dated June 25, 2007, with respect to the statement of net assets available for benefits of the Beckman Coulter, Inc. Savings Plan as of December 31, 2006, incorporated by reference herein.

/s/ KPMG LLP

Costa Mesa, California

December 8, 2008